Park City Group to Move Trading to NASDAQ Capital Market

SALT LAKE CITY, Utah. – October 15, 2013– Park City Group (NYSE MKT: PCYG), a Software-as-a-Service provider of unique supply chain solutions for retailers and their suppliers, today announced that the Company will move trading in its shares from the NYSE MKT, formerly the American Stock Exchange, to the NASDAQ Capital Market. The company expects trading on the NASDAQ to begin on October 28, 2013.

“We are excited about the move to NASDAQ and look forward to leveraging their technologically advanced trading platform to reach investors around the world,” said Randall K. Fields, Chairman and Chief Executive Officer.  “We believe that with the progress the company has made and the significant opportunities that lay ahead, the NASDAQ is an ideal fit for Park City Group and will provide investors with fast, high quality trades in a cost effective structure for the company.  We also look forward to joining many other leading technology companies already listed on the NASDAQ.”

The company will retain its current ticker symbol, PCYG, when trading begins on the NASDAQ.

About Park City Group

Park City Group (NYSE MKT: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it as well as providing food safety tracking information. The Company’s service increases customers’ sales and profitability while enabling lower inventory levels and ensuring regulatory compliance for both retailers and their suppliers. Through a process known as Consumer Driven Sales Optimization™, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world. Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provides store level visibility and sets the supply chain in motion.  And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.  More information about the company can be found at www.parkcitygroup.com.

Investor Relations Contact:

Dave Mossberg

Three Part Advisors, LLC

817-310-0051

Jeff Elliott

Three Part Advisors, LLC

972-423-7070

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